Exhibits 5.1 and 23.1

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

May 20, 2011

LCA-Vision Inc.

7840 Montgomery Road

Cincinnati, OH 45236

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 for the registration of 1,600,000 shares of the common stock, $0.001 par value, of the Company (the “Shares”) that may be issued pursuant to the LCA-Vision Inc. 2011 Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on such examination, we are of the opinion that the Shares covered by the Registration Statement, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

TAFT STETTINIUS & HOLLISTER LLP